EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into effective as of July 1, 2014 (the “Effective Date”), by and between Eco-Stim Energy Solutions, Inc., a Nevada corporation (“Eco-Stim” or “Company”), and Carlos A. Fernandez (“Executive”). Executive and the Company are collectively referred to in this Agreement as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, it is the desire of the Company to engage Executive as Executive Vice President of Business Development and General Manager South America of the Company;

WHEREAS, Executive desires to be employed with the Company on the terms herein provided;

and

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties agree as follows:

AGREEMENT TERMS:

1. Term. Beginning on the Effective Date, the Company employs Executive, and Executive accepts such employment, on the terms and conditions set forth in this Agreement. The Executive’s employment shall be “at will” unless the “Term” (as defined herein) commences, if ever. The “Term” shall commence on the Effective Date, provided that this Agreement is approved by the Compensation Committee of the Company’s Board of Directors (the “Board”) at its next meeting following the Effective Date (currently scheduled for July 9, 2014), and the Term shall expire at the earlier to occur of (a) 11:59 p.m. on June 30, 2016 (the “Expiration Date”) or (b) the Termination Date (as defined in Section 4). If the Term commences, then beginning on June 30, 2016, this Agreement shall be automatically renewed each June 30th for twelve (12) month terms, unless either the Company or Executive provides written notice of election not to renew, at any time before the applicable renewal date.

2. Duties as Executive of the Company. Subject to this Agreement’s terms, the Company agrees to nominate the Executive for election by the Board as the Executive Vice President of Business Development and General Manager South America, and if elected Executive agrees to serve in such capacity, and to act in the ordinary course of its business with all the powers reasonably incident to the position(s) or other responsibilities or duties that may be from time to time assigned to Executive by the Board, the Company’s Chief Executive Officer. Executive shall report to the Company’s Chief Executive Officer. The Company and Executive acknowledge that the Executive is currently a member of the Board and that his duties shall initially also include acting as a member of the Audit Committee of the Board.

3. Compensation and Related Matters.

(a) Base Salary. Executive shall receive an initial Base Salary (defined below) paid by the Company of $200,000 per year. Executive’s Base Salary may be increased annually, on January 1 of each year beginning 2015, by an amount (if any) to be determined by Eco-Stim, within its sole discretion. For purposes of this Agreement, “Base Salary” shall mean Executive’s initial base salary or, as adjusted from time to time, then the adjusted base salary at the time in question. The Base Salary shall be paid, subject to all applicable withholdings and deductions, in substantially equal semi-monthly installments.

(b) Stock Option Grant. As an inducement to join EcoStim and as a reward for past achievements on behalf of the Company in his role as a consultant, within the Executive’s first pay period during the Term, Executive shall receive a grant of options to purchase Seventy Five Thousand (75,000) shares of EcoStim Common Stock, at an issuance price of $6.00 per share. The stock options will vest over a two-year period and shall be granted under a form of Incentive Stock Option agreement to be approved by the Company’s Board of Directors.

(c) Bonus Target. Executive may receive annual bonus payments of an amount, if any, to be determined by the Compensation Committee of the Board, within its sole discretion, up to a maximum of 50% of the Executive’s base pay. The amount of the bonus awarded, if any, shall be based on achieving certain goals related to Company performance and objective

(d) Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by him, in accordance with the policies and procedures established by the Company from time to time, in performing services under this Agreement and during his employment with the Company, provided that Executive properly accounts for the expenses in accordance with Company policies. The amount of expenses eligible for reimbursement during a calendar year shall not affect the expenses eligible for reimbursement in any other calendar year. Reimbursement of eligible expenses shall be made on or before the last day of the calendar month following the calendar month in which the expenses were incurred, or as otherwise provided in the Company’s business expense reimbursement policy.

(e) Other Benefits. From time to time, the Company may make available other compensation and employee benefit plans and arrangements to its senior executives. Executive shall be eligible to participate in such other compensation and employee benefit plans and arrangements in which the Company’s executives at or above the most senior level participate, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements, as amended from time to time. Nothing in this Agreement shall be deemed to confer upon Executive or any other person, including any beneficiary, any rights under or with respect to any such plan or arrangement or to amend any such plan or arrangement, and Executive and each other person, including any beneficiary, shall be entitled to look only to the express terms of any such plan or arrangement for his or her rights thereunder. Nothing paid to Executive under any such plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary and other benefits payable to Executive pursuant to this Agreement.

(f) Vacation. Executive shall be entitled to twenty (20) days of vacation and six (6) days of paid sick leave during 2014 and each succeeding calendar year of employment, exclusive of holidays. Executive shall insure that the scheduling of his vacation does not interfere with the Company’s normal business operation. Vacation will accrue and forfeit as provided by the terms of the Company’s policy governing vacation, as that policy is updated or revised from time to time in the Company’s sole discretion. For purposes of this Section, weekends shall not count as Vacation days. Executive shall also be entitled to all paid holidays given by the Company.

(g) Proration. The Base Salary payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year shall be prorated in accordance with the total number of calendar days in such calendar year during which he is so employed.

(h) Insurance Allowance. In addition to the Base Salary, the Company shall pay the Executive a monthly medical-insurance allowance of $1000.00, payable concurrently with the Executive’s last Base Salary payment during each calendar month this Agreement is in effect.

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4. Termination.

(a) Definitions.

(1) “Cause” shall mean:

(i) Executive’s failure or refusal to substantially perform his material duties, responsibilities and obligations, other than a failure resulting from Executive’s incapacity due to physical or mental illness, which failure continues for a period of at least thirty (30) days after a reasonably detailed written notice of alleged Cause and a demand for substantial performance has been delivered to Executive specifying the manner in which Executive has failed substantially to perform;

(ii) any intentional act involving fraud, misrepresentation, theft, embezzlement, or dishonesty on a material matter which actually results in harm to the Company; or

(iii) conviction of or a plea of nolo contendere to an offense which is a felony or which is a misdemeanor that involves fraud; or

(iv) a material breach of any of Executive’s obligations under Section 7 of this Agreement.

Regarding these Sections 4(a)(1)(i), (ii) and (iii), the Company shall provide written notice to Executive describing the specific facts of any alleged Cause event within thirty (30) days of any such Cause event and Executive shall thereafter have thirty (30) calendar days to cure the Cause event to the reasonable satisfaction of the Company.

(2) A “Disability” or “Disabled” shall mean the inability of Executive to substantially engage in the duties that he is normally expected to perform in his role at the Company by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than three (3) months. Executive shall be considered to have a Disability (i) if he is determined to be totally disabled by the Social Security Administration or (ii) if he is determined to be disabled under Eco-Stim’s long-term disability plan in which Executive participates and if such plan defines “disability” in a manner that is consistent with the immediately preceding sentence.

(3) A “Good Reason” shall mean any of the following (without Executive’s express written consent):

(i) A diminution in Executive’s Base Salary;

(ii) A change in the location where Executive is expected or required to the majority of Executive’s job duties at the time Executive executes this Agreement (i.e., the Company’s current executive offices in Houston, Texas) (“Base Location”) to a location that is more than twenty (20) miles from the Base Location, without Executive’s written consent, except for travel reasonably required of Executive on the Company’s business;

(iii) A substantial and adverse diminution in Executive’s duties, authority, responsibility or position with the Company; or

(iv) Any breach by the Company of any material provision of this Agreement.

Good Reason shall exist with respect to an above specified matter only if the matter is not corrected, or begun to be corrected, by the Company within thirty (30) days after the Company’s receipt of written notice of the matter from Executive.

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(4) “Termination Date” shall mean the date Executive’s employment with the Company terminates or is terminated for any reason under this Agreement, and which constitutes a “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, or any regulations or Treasury guidance promulgated under Section 409A (the “Code”).

(b) Termination Without Cause or for Good Reason: Benefits. In the event the Company involuntarily terminates Executive’s employment with the Company without Cause or if Executive terminates employment with the Company for Good Reason (a “Termination Event”), this Agreement shall terminate, but Executive shall be entitled to the following severance benefits:

(1) Payment of accrued but unpaid Base Salary and unreimbursed business expenses through the Termination Date in accordance with Sections 3(a) and 3(c). The accrued but unpaid Base Salary shall be paid to Executive in a lump sum in cash within six (6) days after the Termination Date. Unreimbursed business expenses shall be paid to Executive within the time period required by the Company’s business expense reimbursement policy;

(2) If the Term commences prior to the Termination Date, an amount equal to the greater of the compensation required for the remaining Term of this Agreement or one year of Base Salary (as defined in Section 3(a)) (the “Severance Payment”), at the rate in effect immediately before the Termination Event, payable in a lump sum within thirty (30) days after Executive executes the Release referenced in Section 6; and

(3) Full vesting of all unvested restricted stock and stock options outstanding on Executive’s Termination Date, after Executive enters into the Release referenced in Section 6.

(c) Termination In Event of Death: Benefits. If Executive’s employment with the Company is terminated by reason of Executive’s death, this Agreement shall terminate without further obligation to Executive’s legal representatives under this Agreement, other than for payment of all accrued Base Salary through the Termination Date, unreimbursed business expenses through the Termination Date in accordance with Sections 3(a) and 3(c), and the amount of any bonus under Section 3(b) that relates to a prior year and that is unpaid as of the date of death. The accrued but unpaid Base Salary shall be paid to Executive’s estate in a Iump sum in cash within six (6) days after the Termination Date or by the next regularly scheduled payday. Unreimbursed business expenses shall be paid to Executive’s estate within the time period required by the Company’s business expense reimbursement policy. Executive shall be entitled to consideration for the Annual Bonus payment under Section 3(b) with respect to the calendar year in which Executive dies; provided that the payment of such bonus, if any, shall be payable within thirty (30) days after the Termination Date (if calculable), but in no event later than March 15 of the year following the year of death; and further provided, that the amount of the Annual Bonus shall be prorated in accordance with the number of days in such calendar year during which he is so employed. In addition, Executive or his estate shall become fully vested in all unvested restricted stock outstanding on Executive’s Termination Date in the event of death.

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(d) Termination In Event of Disability: Benefits. If Executive’s employment with the Company is terminated by reason of Executive’s Disability, this Agreement shall terminate, but the Company shall pay Executive all accrued Base Salary through the Termination Date, unreimbursed business expenses through the Termination Date in accordance with Sections 3(a) and 3(c), and the amount of any bonus under Section 3(b) that relates to a prior year and that is unpaid as of the date of Disability. The accrued but unpaid Base Salary shall be paid to Executive in a lump sum in cash within six (6) days after the Termination Date. Unreimbursed business expenses shall be paid to Executive within the time period required by the Company’s business expense reimbursement policy. Executive shall be entitled to consideration for the Annual Bonus payment under Section 3(b) with respect to the calendar year in which Executive’s employment terminates due to Disability; provided that the payment of such bonus, if any, shall be payable within thirty (30) days after the Termination Date (if calculable), but in no event later than March 15 of the year following the year of containing such Termination Date; and further provided, that the amount of the Annual Bonus shall be prorated in accordance with the number of days in such calendar year during which he is so employed. In addition, Executive shall become fully vested in all unvested restricted stock outstanding on Executive’s Termination Date in the event of Disability.

(e) Voluntary Termination by Executive and Termination for Cause: Benefits. Executive may terminate his employment with the Company by giving written notice of his intent and stating an effective Termination Date at least thirty (30) days after the date of such notice; provided, however, that the Company may accelerate such effective date by paying Executive through the proposed Termination Date (but not to exceed thirty (30) days). Upon such a termination by Executive or upon termination of Executive’s employment with the Company for Cause by the Company, this Agreement shall terminate, but the Company shall pay to Executive all accrued Base Salary and all unreimbursed business expenses through the Termination Date in accordance with Sections 3(a) and 3(c). The accrued but unpaid Base Salary shall be paid to Executive in a lump sum in cash within six (6) days after the Termination Date or by the next regularly scheduled payday. Unreimbursed business expenses shall be paid to Executive within the time period required by the Company’s business expense reimbursement policy. Executive shall have no entitlement to any Annual Bonus for the year in which the Termination Date occurs.

(f) No Duty to Mitigate Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. No such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

5. Non-Renewal of Agreement. If the Term commences and Company or Executive elects not to renew this Agreement under the terms provided in Section 1, this Agreement shall terminate without further obligation of the Company, but the Company shall pay Executive all accrued Base Salary through the Termination Date, the compensation and benefits payable in Sections 4(b)(2), 4(b)(3) and 4(b)(4), and unreimbursed business expenses through the Termination Date in accordance with Sections 3(a) and 3(c). The Executive shall not be eligible to receive any unpaid Annual Bonus(es) attributable to any prior year(s) or for the year in which the non-renewal notice is provided.

6. Release Agreement. Notwithstanding any provision of this Agreement to the contrary, in order to receive the Severance Payment, the Additional Severance Payment, and the immediate vesting of unvested restricted stock under Section 4(b)(2)-(4), Executive must first execute, enter into and not revoke a reasonable release and hold harmless agreement (on a form provided by the Company) (“Release”), within the time period specified under the release and hold harmless agreement, whereby Executive agrees to release and waive, in return for the Severance Payment and Additional Severance Payment, any claim or cause of action that Executive may have against the Company and any of its affiliates, including, without limitation, for unlawful discrimination or retaliation; provided, however, such agreement shall not release any claim by Executive for any payment or benefit that is due under the express terms of this Agreement at the time the time Executive executes the release agreement.

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7. Non-Competition, Non-Solicitation and Confidentiality. During Executive’s employment with the Company, the Company shall give Executive access to some or all of its Confidential Information, as defined below, that Executive has not had access to or knowledge of before the execution of this Agreement.

(a) Non-Competition During Employment. Executive agrees that, in consideration for the Company’s promise to provide Executive with Confidential Information, during the Term, he will not compete with the Company by engaging in the conception, design, development, production, marketing, or servicing of any product or service that is substantially similar to the products or services which the Company provides, and that he will not work for, in any capacity, assist, or become affiliated with as an owner, partner, etc., either directly or indirectly, any individual or business which offers or performs services, or offers or provides products substantially similar to the services and products provided by Company; provided, however, Executive shall not be prevented from owning no more than 2% of any company whose stock is publicly traded.

(b) Conflicts of Interest. Executive agrees that during the Term, he will not engage, either directly or indirectly, in any activity (a “Conflict of Interest”) that might adversely affect the Company, including ownership of a material investment in a competitor of the Company, ownership of a material interest in any supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business or acceptance of any material payment, service, loan, gift, trip, entertainment, or other favor from a supplier, contractor, distributor, subcontractor, customer or other entity with which the Company does business, and that Executive will promptly inform the CEO or the Eco-Stim Board of Directors as to each offer received by Executive to engage in any such activity. As used in this Section 7(b), “materiality” shall be viewed from the perspective of Executive. Executive further agrees to disclose to the Company any other facts of which Executive becomes aware which in Executive’s good faith judgment could reasonably be expected to involve or give rise to a Conflict of Interest or potential Conflict of Interest.

(c) Non-Competition After Termination from Employment. Executive agrees that, in order to protect the Company’s Confidential Information, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive otherwise contained in this Agreement. Executive agrees that Executive shall not, at any time during the Restricted Period (as hereinafter defined), within any of the markets in which the Company has sold products or services or formulated a plan to sell products or services into a market during the last twelve (12) months of Executive’s employ, engage in or contribute Executive’s knowledge to any work which is competitive with or similar to a product, process, apparatus, service, or development on which Executive worked while employed by the Company. It is understood that the geographical area set forth in this covenant is divisible so that if this clause is invalid or unenforceable in an included geographic area, that area is severable and the clause remains in effect for the remaining included geographic areas in which the clause is valid. For the purpose of this Agreement, “Restricted Period” means a period of six (6) months after termination for any reason whatsoever, whether by Executive or the Company, of Executive’s employment with the Company. The Restricted Period shall commence at the time Executive ceases to be a full-time employee of the Company. The parties agree that this agreement of non-competition is intended to only be enforceable by Company to the extent that Texas law allows a contractual limitation on the practice of law by any licensed attorney and it shall be void beyond such permitted limitations.

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(d) Confidential Information. Executive agrees that he will not, except as the Company may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company, or authorize anyone else to do these things at any time either during or subsequent to his employment with the Company. This Paragraph shall continue in full force and effect after termination of Executive’s employment and after the termination of this Agreement. Executive’s obligations under this Paragraph with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information of the Company include matters that Executive conceives or develops, as well as matters Executive learns from other employees of the Company. “Confidential Information” is defined to include information: (1) disclosed to or known by Executive as a consequence of or through his employment with the Company; (2) not generally known outside the Company; and (3) that relates to any aspect of the Company or its business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to, the Company’s trade secrets, proprietary information, financial documents, long range plans, customer or supplier lists, employer compensation, marketing strategy, data bases, costing data, computer software developed by the Company, investments made by the Company, and any information provided to the Company by a third party under restrictions against disclosure or use by the Company or others.

(e) Non-Solicitation. To protect the Company’s Confidential Information, and in the event of Executive’s termination of employment for any reason whatsoever, whether by Executive or the Company, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive otherwise contained in this Agreement. Executive covenants and agrees that during Executive’s employment and for a period of six (6) months from the date of termination of Executive’s employment for any reason whatsoever (the “Non-Solicitation Period”), Executive will not, directly or indirectly, either individually or as a principal, partner, agent, consultant, contractor, employee or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, or attempt to solicit business, and products or services competitive with products or services sold by the Company, from the Company’s clients, suppliers or customers, or those individuals or entities with whom the Company did business during Executive’s employment. Executive further agrees that during Executive’s employment and for the Non-Solicitation Period, Executive will not, either directly or indirectly, or by acting in concert with others, solicit or influence any Company employee to leave the Company’s employment.

(f) Return of Documents, Equipment, Etc. All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in Executive’s custody or possession that have been obtained or prepared in the course of Executive’s employment with the Company shall be the exclusive property of the Company, shall not be copied and/or removed from the premises of the Company, except in pursuit of the business of the Company, and shall be delivered to the Company, without Executive retaining any copies, upon notification of the termination of Executive’s employment or at any other time requested by the Company. The Company shall have the right to retain, access, and inspect all property of Executive of any kind in the office, work area, and on the premises of the Company upon termination of Executive’s employment and at any time during employment by the Company to ensure compliance with the terms of this Agreement.

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(g) Reaffirmation of Obligations. Upon termination of Executive’s employment with the Company, Executive, if requested by Company, shall reaffirm in writing Executive’s recognition of the importance of maintaining the confidentiality of the Company’s Confidential Information and proprietary information, and reaffirm any other obligations set forth in this Agreement.

(h) Prior Disclosure. Executive represents and warrants that Executive has not used or disclosed any Confidential Information he may have obtained from the Company prior to signing this Agreement, in any way inconsistent with the provisions of this Agreement.

(i) No Previous Restrictive Agreements. Executive represents that, except as disclosed in writing to the Company, Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Executive’s employment by the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. Executive further represents that Executive’s performance of all the terms of this Agreement and Executive’s work duties for the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or other party.

(j) Breach. Executive agrees that any breach of Sections 7(a) through (f) above cannot be remedied solely by money damages, and that in addition to any other remedies Company may have, Company is entitled to obtain injunctive relief against Executive. Nothing herein, however, shall be construed as limiting the Company’s right to pursue any other available remedy at law or in equity, including recovery of damages and termination of this Agreement and/or any termination or offset against any payments that may be due pursuant to this Agreement.

(k) Enforceability. The agreements contained in this Section 7 are independent of the other agreements contained herein. Accordingly, failure of the Company to comply with any of its obligations outside of this Section do not excuse Executive from complying with the agreements contained herein.

(l) Survivability. The agreements contained in this Section 7 shall survive the termination of this Agreement for any reason.

8. Reformation. If a court concludes that any time period or the geographic area specified in Sections 7(c) or (e) of this Agreement are unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law. Additionally, nothing in this Agreement is intended to conflict with Rule 5.06 of the Texas Disciplinary Rules of Professional Conduct.

9. Director and Officer Positions. Executive agrees that, upon termination of employment, for any reason, Executive will immediately tender his resignation from any and all Board or officer positions held with the Company and/or any of its direct or indirect parents or subsidiaries.

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10. Indemnification & D&O.

(a) Claims. The Company shall, to the maximum extent not prohibited by law, indemnify Executive if Executive is made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor (collectively, a “Proceeding”), by reason of the fact that Executive is or was an employee, director or officer of the Company or an affiliate, or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) paid or incurred in connection with any such Proceeding.

(b) Non-Exclusivity. The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 10 shall not be deemed exclusive of any other rights which Executive may now or hereafter have under any law, bylaw, constituency document, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in Executive’s official capacity and as to action in another capacity while holding such office.

(c) Continuation of Rights. The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 10 shall continue as to Executive after Executive has ceased to be a director, officer, or employee of the Company and shall inure to the benefit of the heirs, executors and administrators of Executive’s estate, both with respect to proceedings that are threatened, pending or completed at the date of such termination and with respect to proceedings that are threatened, pending or completed after the date.

(d) Enforcement. The right to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 10 shall be enforceable by Executive in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Company (including its board of directors, independent legal counsel, or its stockholders) that Executive is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that Executive is not so entitled. The Executive shall also be indemnified for any expenses incurred in connection with successfully establishing the Executive’s right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any proceeding.

(e) Other Services. If Executive serves (i) an affiliate of the Company, or (ii) any employee benefit plan of the Company or any corporation referred to in clause (i), in any capacity, then Executive shall be deemed to be doing so at the request of the Company.

11. Assignment. In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute. Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the written consent of the Company. Any attempted assignment by Executive in violation of this Section 11 shall be void. This Agreement, and any rights and obligations hereunder, shall be assigned by the Company to a successor by merger or a purchaser of substantially all of the assets of the Company.

12. Binding Agreement. Executive understands that his obligations under this Agreement are binding upon Executive’s heirs, successors, personal representatives, and legal representatives.

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13. Notices. All notices pursuant to this Agreement shall be in writing and sent certified mail, return receipt requested, addressed as set forth below, or by delivering the same in person to such party, or by transmission by email (which shall not constitute notice). Notice deposited in the United States Mail, mailed in the manner described hereinabove, shall be effective upon deposit. Notice given in any other manner shall be effective only if and when received:

If to Executive:	Carlos A. Fernandez
***

If to the Company:	Eco-Stim Energy Solutions, Inc.
2930 West Sam Houston Pkwy. South, Ste. 275
Houston, TX 77042
Attn: Chief Executive Officer

14. Waiver. No waiver by either Party to this Agreement of any right to enforce any term or condition of this Agreement, or of any breach hereof, shall be deemed a waiver of such right in the future or of any other right or remedy available under this Agreement.

15. Entire Agreement. Except as may be provided in the Indemnification Agreement dated January 23, 2012 between Executive and Frac Rock International, Inc., the predecessor of the Company’s subsidiary EcoStim International, Inc., and any stock option or restricted stock grant agreement(s) with the Company and its subsidiaries and their respective predecessors, the terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral. In the event of a conflict between these agreements, it is intended that Executive shall be granted the greater of rights for his benefit(s). Notwithstanding the foregoing, this Agreement will not in any way affect the Executive’s stock options which are governed by his option agreement and the Company’s stock option plan, except to the extent expressly provided for in such agreement or plan. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

16. Modification of Agreement. This Agreement may not be changed or modified or released or discharged or abandoned or otherwise terminated, in whole or in part, except by an instrument in writing signed by Executive and an officer or other authorized executive of the Company.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof.

18. Jurisdiction and Venue. With respect to any litigation regarding this Agreement, Executive and the Company agree to venue in the state or federal courts in Harris County, Texas, and agrees to waive and does hereby waive any defenses and/or arguments based upon improper venue and/or lack of personal jurisdiction. By entering into this Agreement, Executive and the Company agree to personal jurisdiction in the state and federal courts in Harris County, Texas.

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19. Compliance With Section 409A.

(a) Delay in Payments. Notwithstanding anything to the contrary in this Agreement, if upon the Termination Date, any stock of the Company is publicly traded on an established securities market within the meaning of Code Section 409A, and in the opinion of reputable outside counsel engaged by the Company and acceptable to Executive, Executive is a “specified employee” within the meaning of Code Section 409A and the deferral of any amounts otherwise payable under this Agreement as a result of Executive’s termination of employment is necessary in order to prevent any accelerated or additional tax to Executive under Code Section 409A, then the Company will defer the payment of any such amounts hereunder until the earlier of: (i) the date that is six (6) months following the date of Executive’s termination of employment with the Company, or (ii) the date of Executive’s death, at which time any such delayed amounts will be paid to Executive in a single lump sum.

(b) Reformation. If any compensation or benefits provided by this Agreement may result in the application of Code Section 409A, the Company shall, in consultation with Executive, modify the Agreement in the least restrictive manner necessary in an effort to exclude such compensation from the definition of “deferred compensation” within the meaning of such Code Section 409A or in an effort to comply with the provisions of Code Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions, without any diminution in the value of the payments or benefits to Executive. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden.

(c) Overall Compliance. In the event that it is reasonably determined by the Company and Executive that, as a result of Code Section 409A, any of the payments that Executive is entitled to under the terms of this Agreement or any nonqualified deferred compensation plan (as defined under Section 409A) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Executive to be subject to an income tax penalty and interest, the Company will make such payment on the first day that would not result in Executive incurring any tax liability under Section 409A.

(d) Consultation with Tax Advisor. Executive is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement, including the consequences of Code Section 409A.

IN WITNESS WHEREOF, the Parties have executed this Agreement in multiple copies, effective as of the date first written above.

EXECUTIVE:		COMPANY: Eco-Stim Energy Solutions, Inc.

/s/ Carlos A. Fernandez		/s/ J. Christopher Boswell
Carlos A. Fernandez		J. Christopher Boswell

Date:	7/9/14	Date:	7/9/14

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